Exhibit 10-d-3

NORDSON CORPORATION

AMENDED AND RESTATED 2005 SUPPLEMENTAL

EXECUTIVE RETIREMENT PLAN

[Defined Contribution]

Nordson Corporation hereby establishes, effective as of January 1, 2009, the Nordson Corporation Amended and Restated 2005 Supplemental Executive Retirement Plan [Defined Contribution] (“Plan”), to supplement the retirement benefits of certain salaried employees, designated by the Compensation Committee of the Board of Directors (the “Committee”) as permitted by Section 3(36) of the Employee Retirement Income Security Act of 1974 (“ERISA”), with respect to compensation earned for services performed by such employees for the Company or vested after December 31, 2004. The Nordson Corporation Excess Defined Contribution Plan established effective as of November 1, 1985, and amended and restated in its entirety effective as of November 1, 1987 (the “1985 Plan”) supplements the retirement benefits of such employees with respect to compensation earned for services performed for the Company and vested prior to January 1, 2005. No provisions of this Plan shall alter, affect, or amend any provisions of the 1985 Plan applicable to compensation earned, deferred, and vested on or before December 31, 2004.

ARTICLE I

DEFINITIONS

1.1 Definitions. The following words and phrases shall have the meanings indicated, unless a different meaning is plainly required by the context:

(a) The term “Base Compensation” shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding cash or stock-based incentive payments (whether discretionary or paid pursuant to a written plan) commissions, overtime, fringe benefits, stock options, relocation expenses, non-monetary awards, fees, automobile and other allowances paid to an Employee for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Employee pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Employee’s gross income under Sections 125, 402(e)(3), 402(h), or 403(b) of the Code pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

(b) The term “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article VI, that are entitled to receive excess retirement benefits under this Plan upon the death of the Employee.

(c) The term “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that an Employee completes, signs and returns to the Committee to designate one or more Beneficiaries.

(d) The term “Bonus Compensation” shall mean any compensation relating to services performed during any calendar year(s), whether or not paid in a calendar year or included on the Federal Income Tax Form W-2 for a calendar year, payable to an Employee under any Employer’s written incentive compensation plans, excluding stock options, and restricted or performance stock.

(e) The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

(f) The term “Commissions” shall mean any commissions paid relating to sales made during any calendar year(s), whether or not paid in a calendar year or included on the Federal Income Tax Form W-2 for a calendar year.

(g) The term “Company” shall mean Nordson Corporation, an Ohio corporation, its corporate successors, the surviving corporation resulting from any merger of the Company with any other corporation or corporations, and any successor to all or substantially all of the Company’s assets or business.

(h) The term “Compensation” of an Employee for any period shall mean compensation as determined under the Employees’ Savings Trust Plan or the Non-Union ESOP, as the case may be, increased, however, by amounts deferred to any non-qualified deferred compensation plan in which the Employee participates.

(i) The term “Election Form” shall mean the form established from time to time by the Committee that an Employee completes, signs and returns to the Committee to make an election under the Plan.

(j) The term “Employee” shall mean any person employed by the Company on a salaried basis who is designated by the Committee to participate in the Plan and who has not waived participation in the Plan.

(k) The term “Employees’ Savings Trust Plan” shall mean the Nordson Employees’ Savings Trust Plan in effect on the date of an Employee’s retirement, death or Separation from Service.

(l) The term “Employer(s)” shall mean the Company and any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Committee to participate in the Plan and have adopted the Plan as a sponsor.

(m) The term “LTIP Payments” shall mean the amount payable to an Employee during a Plan Year under the Nordson Corporation 2004 Long-Term Performance Plan (or any successor plan thereto).

(n) The term “Non-Union ESOP” shall mean the Nordson Corporation Non-Union Employees Stock Ownership Plan and Trust, which for the period of October 1, 2000 until December 31, 2006 was maintained as part of the Employee’s Savings Trust Plan, in effect on the date of an Employee’s Separation from Service.

(o) The term “Plan” shall mean the excess defined contribution retirement plan as set forth herein, together with all amendments hereto, which plan shall be called the “Nordson Corporation 2005 Defined Contribution Supplemental Executive Retirement Plan.”

(p) The term “Separation from Service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations, provided that in applying Section 1.409A-1(h)(1)(ii) of the Treasury Regulations, a Separation from Service shall be deemed to occur if the Employee’s Employer and the Employee reasonably anticipate that the level of bona fide services the Employee will perform for the Employers (whether as an Employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Employee for the Employers (whether as an Employee or an independent contractor) over the immediately preceding 36 month period (or the full period of services performed for the Employer if the Employee has been providing services for the Employers for less than 36 months). In the event of a disposition of assets by the Company to an unrelated person, the Company reserves the discretion to specify (in accordance with Section 1.409A-1(h)(4) of the Treasury Regulations) whether an Employee who would otherwise experience a Separation from Service with the Company and the Employers as part of the disposition of assets will be considered to experience a Separation from Service for purposes of Section 1.409A-1(h) of the Treasury Regulations.

(q) The term “Unforeseeable Financial Emergency” shall mean a severe financial hardship to the Employee resulting from an illness or accident of the Employee, the Employee’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Employee, loss of the Employee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Employee.

1.2 Additional Definitions. All other words and phrases used herein shall have the meanings given them in the Employees’ Savings Trust Plan, unless a different meaning is clearly required by the context.

ARTICLE II

EXCESS RETIREMENT BENEFIT

2.1 Eligibility. Employees designated by the Committee as eligible to participate in the Plan shall be eligible to make deferrals with respect to Base Compensation, Bonus Compensation, LTIP Payments and Commissions. In addition, in the event that the Tax Deferred Contributions of an eligible Employee under the Employees’ Savings Trust Plan are limited by the provisions of Section 401(a)(17), Section 415 or Section 402(g)(1) of the Code for any Plan Year, such Employee may elect to defer payment of a portion of his Compensation under this Plan to make up for that portion of his Compensation that otherwise could have been made as Tax Deferred Contributions but for the limitations under Section 401(a)(17), Section 415 or Section 402(g)(1) of the Code. Notwithstanding the foregoing, an Employee who is a participant in the 2005 Nordson Corporation Deferred Compensation Plan with respect to any Plan Year shall not be entitled to make deferrals under this Plan with respect to such Plan Year.

2.2 Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Committee, an Election Form and a Beneficiary Designation Form, all within 30 days (or such shorter time as the Committee may determine) after he or she is selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3 Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within thirty (30) days (or such shorter time as the Committee may determine) after he or she is selected to participate in the Plan, that Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

2.4 Deferrals.

(a) Base Compensation, Bonus Compensation, LTIP Payments and Commission Deferrals. For each Plan Year, an Employee may elect to defer in whole percentages or in flat dollar amounts of no less than $1,000 all or a portion of his Base Compensation, Bonus Compensation, LTIP Payments and Commissions.

(b) Notwithstanding the foregoing, (i) if an Employee first becomes an eligible Employee after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the Employee’s election, with respect to Base Compensation shall apply only to Base Compensation paid for services to be performed after the date the Employee submits an Election Form to the Committee for acceptance and the Employee’s election with respect to Bonus Compensation shall apply only to Bonus Compensation paid for Services performed after the date the Employee submits an Election Form to the Committee for acceptance.

(c) LTIP Deferrals. For each Plan Year, an Employee may elect to defer an amount equal to a specified dollar amount or a percentage (in whole percentages) of the LTIP Payment that may be payable to the Employee during such Plan Year. Such election must be made on an Election Form no later than the earlier of six months before the end of the performance period to which the LTIP Payment relates or the date of the Employee’s Separation from Service. For the election to be valid, the Election Form must be completed and signed by the Employee, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

(d) Deferral of Commissions. For each Plan Year, an Employee may elect to defer an amount equal to a specified dollar amount or a percentage (in whole percentages) of Commissions earned based on sales made during the Plan Year. Notwithstanding the foregoing, if an Employee first becomes an eligible Employee after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the Employees’ election with respect to Commissions shall apply only to Commissions paid for sales made after the date the Employee submits an Election Form to the Committee for acceptance.

(e) Effect of Election Forms. In connection with an Employee’s commencement of participation in the Plan, the Employee shall make an irrevocable deferral election with respect to Base Compensation, Bonus Compensation, LTIP Payments and Commissions for the Plan Year in which the Employee commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Employee, timely delivered to the Committee (in accordance with Section 2.2) and accepted by the Committee. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made, or at such other time as the Committee may determine from time to time, a new Election Form. If no such Election Form is timely delivered for a Plan Year, an Employee shall not be permitted to make deferrals for such Plan Year. As part of any timely deferral election, the Employee may designate the date during the next Plan Year on which such deferral election shall become effective.

2.5 Amount. The excess retirement benefit payable to an eligible Employee or his Beneficiary shall be an amount equal to the sum of:

(a) the amount, if any, of the Employee’s deferrals made in accordance with Sections 2.1 and 2.4;

(b) the difference between the amount that would have been in the Employee’s Employer Matching Contribution Account under the Employees’ Savings Trust Plan on the date of the Employee’s Separation from Service had the Employee made the maximum possible Tax Deferred Contributions to the Employees’ Savings Trust Plan and without regard to the limitations of Section 401(a)(17), Section 415 and Section 402(g)(1) of the Code on the Employee’s Tax Deferred Contributions and Employer Matching Contributions to the Employees’ Savings Trust Plan less the amount that would have been in the Employee’s Employer Matching Contribution Account under the Employee’s Savings Trust Plan on the date of the Employee’s Separation from Service had the Employee made the maximum possible Tax Deferred Contributions to the Employee’s Savings Trust Plan; plus

(c) the difference between the vested interest the Employee would have been entitled to receive under the Non-Union ESOP on the date of the Employee’s Separation from Service if the limitations of Section 401(a)(17) or Section 415 of the Code had not been in effect and the actual amount the Employee is entitled to receive under the Non-Union ESOP on the date of the Employee’s Separation from Service.

In determining the value of the Employee’s deferrals with respect to Base Compensation, Bonus Compensation, LTIP Payments and Commissions and the value that an eligible Employees’ interest under the Employees’ Savings Trust Plan would have been if the Employee had made the maximum possible Tax Deferred Contributions to the Employees’ Savings Trust Plan and if the limitations of Section 401(a)(17), Section 415, and Section 402(g)(1) of the Code had not been in effect; as described in (b) above, it shall be assumed that:

(i) his deferrals with respect to Base Compensation, Bonus Compensation, LTIP Payments and Commissions were deposited on the dates that such amounts would otherwise have been paid to the Employee and held in the Measurement Funds designated by the Employee in accordance with Section 2.8; and

(ii) his Maximum Tax Deferred Contributions and his Maximum Employer Matching Contributions under the Employees’ Savings Trust Plan were deposited on the dates such contributions otherwise would have been made to the Employees’ Savings Trust Plan and held in the Measurement Funds designated by the Employee in accordance with Section 2.8.

In determining the value that an eligible Employee’s interest under the Non-Union ESOP would have been if the limitations of Section 401(a)(17) and Section 415 of the Code had not been in effect as described in (c) above, it shall be assumed that his Employer contributions under the Non-Union ESOP, if any, were deposited on the dates such contributions otherwise would have been made to the Non-Union ESOP, and invested and reinvested in Company stock in the same manner and at the same time as the actual assets under the Non-Union ESOP during such period.

2.6 Payments. All payments under the Plan to an eligible Employee or his Beneficiary shall be made by the Company from its general assets. The payment of the excess retirement benefits hereunder shall be made in a lump sum on the first day of the calendar quarter next following the Employee’s Separation from Service provided, however, that the excess retirement benefit of a Specified Employee of the Company shall not be paid until the date that is six months following the date of such Specified Employee’s Separation from Service. For purposes of this Section 2.6, Specified Employees shall be determined in accordance with the Nordson Corporation Policy for Determining Specified Employees. The payment of excess retirement benefits hereunder that are attributable to amounts described in Sections 2.5 (a) and (b) shall be payable in cash and payment of any excess retirement benefits hereunder that are attributable to amounts described in Section 2.5 (c) shall be payable in shares of Company stock.

In the event of the death of the Employee prior to payment of the Employee’s excess retirement benefits hereunder, payment of the Employees’ excess retirement benefit shall be made in a lump sum to the Employee’s Beneficiary on the first day of the calendar quarter next following the Employee’s date of death. The payment of excess retirement benefits hereunder that are attributable to amounts described in Section 2.5(a) and (b) shall be payable in cash and payment of any excess retirement benefits hereunder that are attributable to amounts described in Section 2.5(c) shall be payable in shares of Company stock.

2.7 Payout/Suspension for Unforeseeable Financial Emergencies. If an Employee experiences an Unforeseeable Financial Emergency, the Employee may petition the Committee to receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Employee’s total excess retirement benefit, calculated as of the date of the Unforeseeable Financial Emergency Distribution, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payout, after taking into account the extent to which such Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Employee’s assets (to the extent such liquidation would not itself cause severe financial hardship). If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval.

2.8 Investment Elections. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, it is sole discretion, Employees may direct the investment of their excess retirement benefits hereunder in accordance with the following:

(a)	Investment Allocation. An Employee, in connection with his or her deferral election made in accordance with Section 2.4 above, shall elect, on the Election Form, to invest his deferrals with respect to Base Compensation, Bonus Compensation, LTIP Payments and Commissions and his Maximum Tax Deferred Contributions and his Maximum Employer Matching Contributions in one or more Measurement Fund(s) (as described in Section 2.8(c) below). Thereafter, the Employee may (but is not required to) elect, either by submitting an Election Form to the Committee that is accepted by the Committee or through any other manner approved by the Committee, to (i) invest his subsequent deferrals with respect to Base Compensation, Bonus Compensation, LTIP Payments and Commissions and his subsequent Maximum Tax Deferred Contributions and his subsequent Maximum Employer Matching Contributions to one or more different Measurement Fund(s), or (ii) to change the portion of his or her excess retirement benefit allocated to each previously elected Measurement Fund, all in a manner permitted by the Committee.

(b)	Proportionate Allocation. In making any election described in Section 2.8(a) above, the Employee shall specify on the Election Form, in increments of five percentage points (5%), the percentage of his or her Base Compensation, Bonus Compensation, LTIP Payments, Commissions, Maximum Tax Deferred Contributions and Maximum Employer Matching Contributions to be allocated to a Measurement Fund (as if the Employee was making an investment in that Measurement Fund with that portion of his or her excess retirement benefit).

(c)	Measurement Funds. For the purpose of determining the total amount of an Employee’s excess retirement benefit, reference shall be made to pre-determined actual investments (each a “Measurement Fund”). The Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund(s), and shall maintain appropriate accounts with respect to each. Each such action will take effect seven (7) days following the day on which the Committee gives Employees advance written notice of such change, provided, however, that prior to such date the prior restrictions of the Plan apply.

The following funds shall be Measurement Funds under the Plan:

•	Equity Index Fund

•	Large Cap Value Fund

•	Large Cap Growth Fund

•	International Equity Index

•	Money Market Fund

•	Investment Contract Fund

(d)	Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. An Employee’s excess retirement benefit shall be credited or debited on a schedule as determined by the Committee in its sole discretion, as though (i) an Employee’s excess retirement benefit were invested in the Measurement Fund(s) selected by the Employee, in the percentages applicable to such business day, as of the close of business on the business day, at the closing price on such date; (ii) the portion of the excess retirement benefit that was actually deferred during any business day was invested in the Measurement Fund(s) selected by the Employee, in the percentages applicable to such business day, no later than the close of business on that business day after the day on which such amounts are actually deferred, at the closing price on such date; and (iii) any distribution made to an Employee that decreases such Employee’s excess retirement benefit ceased being invested in the Measurement Fund(s), in the percentages applicable to such business day, no earlier than one business day prior to the distribution, at the closing price on such date.

(e)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and an Employee’s election of any such Measurement Fund, the allocation of his or her excess retirement benefit thereto, the calculation of additional amounts and the crediting or debiting of such amounts to an Employee’s excess retirement benefit shall not be considered or construed in any manner as an actual investment of his or her excess retirement benefit in any such Measurement Fund. In the event that the Company or the trustee of any trust, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Employee shall have any rights in or to such investments themselves. Without limiting the foregoing, an Employee’s excess retirement benefit shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or any trust; the Employee shall at all times remain an unsecured creditor of the Company.

ARTICLE III

ADMINISTRATION

3.1 Committee Duties. This Plan will be administered by the Committee. The Committee will, subject to the terms of this Plan, have the authority to: (i) approve for participation employees who are recommended for participation by the president and Chief Executive Officer of the Company, (ii) adopt, alter, and repeal administrative rules and practices governing this Plan, (iii) interpret the terms and provisions of this Plan, and (iv) otherwise supervise the administration of this Plan. All decisions by the Committee will be made with the approval of not less than a majority of its members. The Committee may delegate any of its authority to any other person or persons that it deems appropriate, provided the delegation does not cause this Plan or any awards granted under this Plan to fail to qualify for the exemption provided by Rule 16b-3, or, if applicable, to meet the requirements of the regulations under Section 162(m) of the Code.

3.2 Administration Upon Change In Control. For purposes of this Plan, the Company shall be the “Administrator” at all times prior to the occurrence of a Change in Control (as such term is defined in the Nordson Corporation 2005 Deferred Compensation Plan Effective January 1, 2005 (As Amended and Restated Effective January 1, 2009)). Upon and after the occurrence of a Change in Control, the “Administrator” shall be an independent third party selected by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s then highest ranking officer (the “Ex-Chief Executive Officer”). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan including, but not limited to benefit entitlement determinations. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Employees and their Beneficiaries, the excess retirement benefits of the Employees, the date of circumstances of the retirement, disability, death or Separation from Service of the Employees, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Ex-Chief Executive Officer. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

3.3 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

3.4 Binding Effect of Decisions. All decisions by the Committee, and by any other person or persons to whom the Committee has delegated authority, shall be final and conclusive and binding upon all persons having any interest in the Plan.

3.5 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

3.6 Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Employees, the date and circumstances of the retirement, disability, death or Separation from Service of its Employees, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE IV

AMENDMENT AND TERMINATION

The Company reserves the right to amend or terminate the Plan at any time by action of its Board of Directors. Any such termination of the Plan shall be in accordance with Section 1.409A-3(j)(4)(ix) of the Treasury Regulations or as otherwise may be permitted under future Regulations or other guidance under Section 409A of the Code. No such action shall however adversely affect any Employee or Beneficiary who is receiving excess retirement benefits under the Plan, unless an equivalent benefit is provided under another Plan or program sponsored by the Company and such equivalent benefit is payable at the same time and in the same form as the excess retirement benefit otherwise payable from this Plan. The Company specifically reserves the right to amend the Plan to conform the provisions of the Plan to the guidance issued by the Secretary of the Treasury with respect to Section 409A of the Code, in accordance with such guidance.

ARTICLE V

MISCELLANEOUS

5.1 Non-Alienation of Retirement Rights or Benefits. Except in the case of a domestic relations order within the meaning of Section 414(p)(1)(B) of the Code, an Employee or Beneficiary is not permitted to assign, transfer, alienate or otherwise encumber the right to receive payments under the Plan. Except in the case of a domestic relations order within the meaning of Section 414(p)(1)(B) of the Code, any attempt to do so or to permit the payments to be subject to garnishment, attachment or levy of any kind will permit the Company to make payments directly to and for the benefit of the Employee, Beneficiary or any other person. Each such payment may be made without the intervention of a guardian. The receipt of the payee shall constitute a complete acquittance to the Company with respect to the payment. The Company shall have no responsibility for the proper application of any payment.

5.2 Incapacity. The Company shall be permitted to make payments in the same manner as provided for in Section 5.1 if in the judgment of the Committee, an Employee or his Beneficiary is incapable of attending to his financial affairs.

5.3 Plan Non-Contractual. This Plan shall not be construed as a commitment or agreement on the part of any person employed by the Company to continue his employment with the Company, nor shall it be construed as a commitment on the part of the Company to continue the employment or the annual rate of compensation of any such person for any period. All Employees shall remain subject to discharge to the same extent as if the Plan had never been established.

5.4 Interest of Employee. The obligation of the Company under the Plan to provide an Employee or his Beneficiary with an excess retirement benefit merely constitutes the unsecured promise of the Company to make payments as provided herein. No person shall have any interest in, or a lien or prior claim upon, any property of the Company.

5.5 Controlling Status. No Employee or Beneficiary shall be eligible for a benefit under the Plan unless such Employee is an Employee on the date of his retirement, death, or Separation from Service.

5.6 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Company, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

5.7 No Competition. The right of any Employee or his Beneficiary to an excess retirement benefit will be terminated, or, if payment thereof has begun, all further payments will be discontinued and forfeited in the event the Employee or his Beneficiary at any time subsequent to the effective date hereof:

(a) wrongfully discloses any secret process or trade secret of the Company or any of its subsidiaries, or

(b) becomes involved directly or indirectly as an officer, trustee, employee, consultant, partner, or substantial shareholder, on his own account or in any other capacity, in a business venture that within the two-year period following his Separation from Service, the Committee determines to be competitive with the Company.

5.8 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not effect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted therefrom.

5.9 Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio, to the extent not preempted by ERISA.

5.10 Permissible Accelerations. Notwithstanding any other provision of the Plan to the contrary, in accordance with Section 1.409A-3(j)(4) of the Treasury Regulations, the Company may, in its sole discretion, cause payments to or on behalf of an Employee to be accelerated (i) to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code, (ii) to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government, (iii) to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Employee or Beneficiary to participate in activities in the normal course of his or her position in which an Employee or Beneficiary would otherwise not be able to participate under an applicable rule); (iv) to pay FICA taxes on any amounts deferred under the Plan and any state, local or foreign income tax withholding related to such FICA tax, (v) at any time the Plan fails to meet the requirements of Section 409A of the Code and the Treasury Regulations thereunder; provided however that the amount of the accelerated payment may not exceed the amount required to be included as a result of the failure to comply with Section 409A of the Code and the Treasury Regulations thereunder; (vi) where the acceleration of the payment is made pursuant to a termination and liquidation of the Plan in accordance with Section 1.409A-3(j)(4)(ix) of the Treasury Regulations; (vii) to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to the amount deferred under the Plan before the amount is paid or made available to the Employee or Beneficiary; provided such payment may not exceed the amount of such taxes due as a result of participation in the Plan; (viii) as satisfaction of a debt of the Employee to the Company in accordance with Section 1.409A-3(j)(4)(xiii) of the Treasury Regulations and (ix) where such payment occurs as a part of a settlement between the Employee or Beneficiary and the Company of an arm’s length, bona fide dispute as to the Employee’s or Beneficiaries right to the deferred amount.

5.11 Compliance with Section 409A of the Code. The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code, for compensation earned, vested, or deferred after December 31, 2004. Notwithstanding any provisions of the Plan or any election form to the contrary, no otherwise permissible election under the Plan shall be given effect that would result in the taxation of any amount under Section 409A of the Code. To the extent permitted in guidance issued by the Secretary of the Treasury and in accordance with procedures established by the Committee, Employee’s were permitted to terminate participation in the Plan or cancel an election with respect to deferral elections made under the Plan prior to January 1, 2005.

5.12 Transition Elections. Notwithstanding any other elections made hereunder and only to the extent permitted by the Company and transition rules issued under Section 409A of the Code, through such dates as specified by the Company pursuant to transitional guidance issued under Section 409A of the Code, Employees have been permitted to make one or more elections as to the time and form of payment of their excess retirement benefit under the Plan, provided that (a) any such elections made during 2005 were only available for amounts that were payable after the 2005 calendar year and could not accelerate any payments into the 2005 calendar year, (b) any such elections made during 2006 were only available for amounts that were payable after the 2006 calendar year and could not accelerate any payments into the 2006 calendar year, (c) any such elections made during 2007 were only available for amounts that were payable after the 2007 calendar year and could not accelerate any payments into the 2007 calendar year, and (d) any such elections made during 2008 were only available for amounts that were payable after the 2008 calendar year and could not accelerate any payments into the 2008 calendar year.

ARTICLE VI

CLAIMS PROCEDURES

6.1 Presentation of Claim. Any Employee or Beneficiary of a deceased Employee (such Employee or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

6.2 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 6.3 below.

6.3 Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a) may review pertinent documents; and/or

(b) may submit written comments or other documents.

6.4 Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) such other matters as the Committee deems relevant.

6.5 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article VI is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE VII

BENEFICIARY DESIGNATION

7.1 Beneficiary. Each Employee shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of an Employee. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Employee participates.

7.2 Beneficiary Designation; Change; Spousal Consent. An Employee shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. An Employee shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If an Employee names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Employee’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Employee and accepted by the Committee prior to his or her death.

7.3 Acknowledgement. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

7.4 No Beneficiary Designation. If an Employee fails to designate a Beneficiary as provided in Sections 7.1, 7.2 and 7.3 above or, if all designated Beneficiaries predecease the Employee or die prior to complete distribution of the Employee’s benefits, then the Employee’s designated Beneficiary shall be deemed to be his or her surviving spouse. In the event of the death of the Employee and all of the Employee’s Beneficiaries prior to payment in full of the Employee’s excess retirement benefit, any remaining excess retirement benefit shall be paid to the estate of the last to die of the Employee and the Employee’s Beneficiaries.

7.5 Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Employee’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

7.6 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Employee.

EXECUTED this      day of             , 2008.

NORDSON CORPORATION

By:
Title: